SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Apple REIT Seven, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APPLE REIT SEVEN, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 16, 2013

The Annual Meeting of Shareholders of Apple REIT Seven, Inc. (the “Company”) will be held at the Marriott in downtown Richmond, Virginia located at 500 East Broad Street, Richmond, Virginia 23219, on Thursday, May 16, 2013 at 11:00 a.m., eastern daylight time, for the following purposes:

1.	To elect one director named in the attached proxy statement who will serve a three-year term;

2.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers by the Company;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to serve for 2013; and

4.	To transact such other business as may properly come before the meeting.

If you were a holder of record of any Common Shares of the Company at the close of business on the record date of March 22, 2013, you are entitled to vote at the meeting. If you are present at the meeting, you may vote in person even if you have previously returned a proxy card.

A proxy card for voting your shares is located in the envelope in which these proxy materials were mailed. Using information supplied on the enclosed proxy card, you may vote either by telephone, via the Internet or by mailing the proxy card. To vote by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. To vote on the Internet, visit www.proxyvote.com. You will be asked to provide the company number and control number from the enclosed proxy card. To vote by mail, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you need a replacement proxy card, assistance may be obtained by calling Ms. Kelly Clarke in the Company’s Investor Services Department, at (804) 344-8121.

By Order of the Board of Directors

David Buckley Secretary
April 9, 2013

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

IN ADDITION TO THE ENCLOSED, THE COMPANY’S PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS AND THE ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2012, ARE AVAILABLE AT
HTTP://MATERIALS.PROXYVOTE.COM/037851.

APPLE REIT SEVEN, INC.

PROXY STATEMENT
DATED
APRIL 9, 2013

Annual Meeting of Shareholders
to Be Held
May 16, 2013

General

The enclosed proxy is solicited by the management of Apple REIT Seven, Inc. (the “Company”) for the Annual Meeting of Shareholders to be held at the Marriott in downtown Richmond, Virginia located at 500 East Broad Street, Richmond, Virginia 23219, on Thursday, May 16, 2013 at 11:00 a.m., eastern daylight time (the “Annual Meeting”). Your proxy may be revoked at any time before being voted at the Annual Meeting, either by a written notice of revocation that is received by the Company before the Annual Meeting or by conduct that is inconsistent with the continued effectiveness of the proxy, such as delivering another proxy with a later date or attending the Annual Meeting and voting in person.

Unless your proxy indicates otherwise, all shares represented by a proxy that you sign and return will be voted FOR the nominee listed in proposal one, and FOR proposals two and three.

This proxy statement and the enclosed proxy are being mailed to the common shareholders of record at the close of business on March 22, 2013 (the “Record Date”). The approximate date of such mailing is expected to be April 9, 2013. Such mailing to shareholders also will contain the Company’s Annual Report, which includes audited consolidated financial statements for the year ended December 31, 2012 (the “Annual Report”).

At the close of business on the Record Date, a total of 90,885,748 common shares of the Company (the “Common Shares”) were issued and outstanding and entitled to vote on all matters, including those to be acted upon at the Annual Meeting. Each Common Share is entitled to one vote. The presence in person or by proxy of a majority of the Common Shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

Company Information

The Company operates as a real estate investment trust, or “REIT”, for federal income tax purposes. The mailing address of the Company is 814 East Main Street, Richmond, Virginia 23219. Notice of revocation of proxies should be sent to Broadridge Financial Services, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attn: Issuer Services Department. The Company can be contacted, and public information about the Company can be obtained, by sending a written notice to Ms. Kelly Clarke, Investor Services Department, at the Company’s address as provided above or through its web site at www.applereitseven.com.

The Company will be responsible for the costs of the solicitation set forth in this proxy statement. The Annual Report mailed with this proxy statement includes (except for Exhibits) the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2012. The Company’s Annual Report on Form 10-K and its other public federal securities filings also may be obtained electronically through the EDGAR system of the Securities and Exchange Commission at www.sec.gov. The proxy materials that were mailed are also available at http://materials.proxyvote.com/037851.

Ownership of Equity Securities

The determination of “beneficial ownership” for purposes of this proxy statement has been based on information reported to the Company and the rules and regulations of the Securities and Exchange Commission. References below to “beneficial ownership” by a particular person, and similar references, should not be construed as an admission or determination by the Company that Common Shares in fact are beneficially owned by such person.

On the Record Date, the Company had a total of 90,885,748 issued and outstanding Common Shares. There are no shareholders known to the Company who beneficially owned more than 5% of its outstanding voting securities on such date. The following table sets forth the beneficial ownership of the Company’s securities by its directors and executive officers as of the Record Date:

Security Ownership of Management

		Amount and
		Nature	Percent
		of Beneficial	of
Title of Class(1)	Name of Beneficial Owner	Ownership(2)	Class
Common Shares	Glenn W. Bunting	111,251	*
(voting)	Kent W. Colton	111,251	*
	Bruce H. Matson	108,934	*
	Glade M. Knight	18,955	*
	Justin G. Knight	20,634	*
	Above directors and executive officers as a group	371,025	*
Series A	Glenn W. Bunting	111,251	*
Preferred Shares	Kent W. Colton	111,251	*
(non-voting)	Bruce H. Matson	108,934	*
	Glade M. Knight	18,955	*
	Justin G. Knight	20,634	*
	Above directors and executive officers as a group	371,025	*
Series B Convertible	Glade M. Knight	240,000	100%
Preferred Shares
(non-voting)

*	Less than one percent of class.

(1)
Directors and Executive officers not listed above for a particular class of securities hold no securities of such class. Each Unit consists of one Common Share and one Series A Preferred Share. The Series A Preferred Shares have no voting rights and are not separately tradable from the Common Shares to which they relate.

(2)
Amounts shown for individuals other than Glade M. Knight and Justin G. Knight consist entirely of securities that may be acquired upon the exercise of options, although no options have been exercised to date. The Series B Convertible Preferred Shares (the “B Shares”) are convertible into Common Shares upon the occurrence of certain events, under a formula which is based on the gross proceeds raised by the Company during its best efforts offering of Units. Mr. Knight has agreed to assign to certain executive officers of the Company, the benefits (if any) associated with specified percentages of his B Shares. Such benefits include the right of conversion upon the happening of the following events: (1) substantially all of the Company’s assets, shares or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company’s business; (2) the termination or expiration without renewal of the advisory agreement with A7A or if the Company ceases to use ASRG to provide property acquisition and disposition services; or (3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market. The assignees do not have any voting or disposal rights with respect to the B Shares unless and until one of the foregoing events occurs. The percentage of Glade M. Knight’s B Shares whose benefits were assigned to the executive officers was as follows: David McKenney (6.27%); Justin Knight (6.27%); Kristian Gathright (6.27%); Bryan Peery (0.78%) and David Buckley (0.39%).

Information regarding the Company’s equity compensation plans is set forth in note 7 to the Company’s audited consolidated financial statements, which are included in the Annual Report that accompanies this proxy statement.

Proposal 1. Election of Director

Nominee. The Company’s Board of Directors currently consists of four directors, who are divided into three classes with staggered terms. The term of Glenn W. Bunting will expire at the time of the Annual Meeting. The Board of Directors recommends the re-election of Mr. Bunting to the Board of Directors to serve a three-year term.

Nominee for Election to Board of Directors	Length of term if Elected(1)
Glenn W. Bunting	Three year term expiring in 2016

(1)	Term would extend until the Annual Meeting of Shareholders for the year shown, or until a successor is duly elected and qualified, except in the event of prior resignation, death, or removal.

Unless otherwise specified, all Common Shares represented by proxies will be voted FOR the election of the nominee listed. If the nominee ceases to be available for election as a director, discretionary authority may be exercised by each of the proxies named on the attached proxy card to vote for a substitute. No circumstances are presently known that would cause the nominee to be unavailable for election as a director. The nominee is now a member of the Board of Directors and has been nominated by action of the Board of Directors and has indicated his willingness to serve if elected. If a quorum is present, one position on the Board of Directors will be filled by the election of the properly nominated candidate who receives the greatest number of votes at the Annual Meeting, even if the nominee does not receive a majority of all votes represented and entitled to be cast.

A shareholder who wishes to abstain from voting on the election of a director may do so by specifying, as provided on the enclosed proxy, that authority to vote for the nominee is to be withheld. Withheld votes and broker non-votes will have no effect on the election of a director.

Below is a brief description of the nominee, including his principal occupations and employment during at least the past five years and his directorships, if any, in public companies other than the Company.

Glenn W. Bunting. Mr. Bunting, 68, is a director of the Company. Since January 2011, Mr. Bunting has served as President of GB Corporation. From 1985 until 2010, Mr. Bunting served as President of American KB Properties, Inc., which developed and managed shopping centers. Mr. Bunting is a former director of Cornerstone Realty Income Trust, of which Glade M. Knight was Chairman and Chief Executive Officer, until its merger with Colonial Properties Trust in 2005. He is a member of the Board of Directors of Landmark Apartment Trust of America (formerly Apartment Trust of America, Inc. and Grubb & Ellis Apartment REIT, Inc.). He also is a director of Apple REIT Eight, Inc. He previously served as a director of Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc. until the companies were sold in May of 2007 and October of 2007, respectively. As discussed in a following section, Mr. Bunting serves as the Chairperson of the Company’s Compensation Committee and the Company’s Audit Committee and serves on the Company’s Executive Committee. Mr. Bunting has been a member of the Board since 2006. The Board believes his extensive REIT experience and strong background in commercial real estate and finance provide him with the skills and qualifications to serve as a director.

MANAGEMENT RECOMMENDS A VOTE “FOR” THE ABOVE NOMINEE.

Continuing Directors. The following individuals constitute the directors of the Company whose terms expire after 2013.

Kent W. Colton. Dr. Colton, 69, is a director of the Company and currently serves as Senior Fellow of the Joint Center for Housing Studies at Harvard University and served as Senior Scholar from 1999 until 2010. Since December 2010, Dr. Colton has served as President of The Colton Housing Group. From 1999 until 2010, he served as President of KColton LLC, a consulting and housing research company in McLean, Virginia. Once he received his PhD from MIT in 1972, Dr. Colton worked as an Associate Professor at MIT from 1975-1978 and then as a Professor at BYU from 1978-1981. From April 1984 through May 1999, he was Executive Vice President and Chief Executive Officer of the National Association of Home Builders. From 2001 through March

2005, Dr. Colton served as an independent director of Cornerstone Realty Income Trust, a real estate investment trust (of which Glade M. Knight was Chairman and Chief Executive Officer) that owned apartment communities. He previously served as a director of Apple Hospitality Five, Inc. until the company was sold in October of 2007. Dr. Colton serves on the Board of Trustees for Southern Virginia University in Buena Vista, Virginia. Dr. Colton also serves on the Board of Apple REIT Eight, Inc. and Apple REIT Ten, Inc. As discussed in a following section, Dr. Colton serves on the Company’s Executive, Compensation and Audit Committees. Dr. Colton has been on the Board since 2006 and his current term will expire in 2014. The Board believes his extensive real estate and financial experience provide him with the skills and qualifications to serve as a director.

Glade M. Knight. Mr. Knight, 68, is Chairman and Chief Executive Officer of the Company. Mr. Knight is the founder, Chairman of the Board and Chief Executive Officer of Apple REIT Six, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc., each of which is a REIT. Mr. Knight was the Chairman of the Board and Chief Executive Officer of Apple Hospitality Two, Inc., a lodging REIT, from 2001 until the company was sold to an affiliate of ING Clarion in May of 2007. Mr. Knight served in the same capacity for Apple Hospitality Five, Inc., another lodging REIT, from 2002 until the company was sold to Inland American Real Estate Trust, Inc. in October of 2007. In addition, Mr. Knight served as Chairman and Chief Executive Officer of Cornerstone Realty Income Trust, Inc. until it merged with a subsidiary of Colonial Properties Trust in 2005. Following the merger in 2005 until April of 2011, Mr. Knight served as a trustee of Colonial Properties Trust. Cornerstone Realty Income Trust, Inc. owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. Apple REIT Six, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc. each own hotels in selected metropolitan areas of the United States. Mr. Knight is Chairman of the Board of Trustees of Southern Virginia University in Buena Vista, Virginia. He also is a member of the Advisory Board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University. He has served on a National Advisory Council for Brigham Young University and is a founding member of the university’s Entrepreneurial Department of the Graduate School of Business Management. Mr. Knight is the Chairperson of the Company’s Executive Committee. Mr. Knight has been a member of the Board since 2006 and his current term will expire in 2015. The Board believes his extensive REIT executive experience and extensive background in real estate, corporate finance and strategic planning provide him with the skills and qualifications to serve as a director.

Bruce H. Matson. Mr. Matson, 55, is a director of the Company and a Vice President and Director of the law firm of LeClair Ryan, a Professional Corporation, in Richmond, Virginia. Mr. Matson joined LeClair Ryan in 1994 and has practiced law since 1983. He also is a director of Apple REIT Six, Inc. and Apple REIT Nine, Inc. He previously served as a director of Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc. until the companies were sold in May of 2007 and October of 2007, respectively. As discussed in a following section, Mr. Matson serves on the Company’s Executive, Compensation and Audit Committees. Mr. Matson has been a member of the Board since 2007 and his current term will expire in 2014. The Board believes his extensive legal and commercial finance experience provide him with the skills and qualifications to serve as a director.

Director Resignation.  Effective February 11, 2013, Lisa B. Kern accepted a new employment position, and as a requirement of the new position in accordance with her employer’s policy prohibiting service on the board of any publicly-held company, she resigned from the Board of Directors of the Company.  Ms. Kern had been a member of the Board since 2007. Effective on the date of resignation, the Board of Directors of the Company, in accordance with the provisions of the Company’s Bylaws, reduced the size of the Board of Directors from five (5) to four (4) directors. Ms. Kern was a member of the Board of Directors’ Audit Committee. The Board of Directors appointed Bruce Matson to fill the vacancy on the Audit Committee.

Proposal 2. Advisory Vote On Executive Compensation Allocated to the Company

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that the Company provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the allocated compensation of the Company’s named executive officers as disclosed in this proxy statement. The Company encourages shareholders to read the disclosure under Compensation Discussion and Analysis for more information concerning the Company’s compensation philosophy, programs and practices, the compensation and governance-related actions taken in fiscal 2012 and the allocated compensation awarded to the named executive officers. The Board of Directors has adopted a policy that provides for an annual shareholder advisory vote on the executive compensation allocated to the Company.

As required by Section 14A of the Exchange Act, the Company is asking you to vote on the adoption of the following resolution:

RESOLVED: That the shareholders of the Company approve, on a nonbinding, advisory basis, the allocated compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, Compensation Table and narrative discussion in the proxy statement.

The affirmative vote of a majority of the votes cast will be necessary to approve this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal. The shareholder vote on this proposal is advisory and nonbinding and serves only as a recommendation to the Board of Directors.

MANAGEMENT RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Proposal 3. Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm

The firm of Ernst & Young LLP served as independent auditors for the Company in 2012. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be available to answer appropriate questions from shareholders. The Board of Directors has approved the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013, based on the recommendation of the Audit Committee. Independent accounting fees for the last two fiscal years are shown in the table below:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2012	$275,199	—	—	—
2011	$274,700	—	—	—

All services rendered by Ernst & Young LLP are permissible under applicable laws and regulations and the annual audit of the Company was pre-approved by the Audit Committee, as required by applicable law. The nature of each of the services categorized in the preceding table is described below:

Audit Fees. These are fees for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Form 10-K, reviews of the financial statements included in the Company’s Form 10-Q filings or services normally provided by the independent auditor in connection with statutory or regulatory filings or engagements and other accounting and financial reporting work necessary to comply with the standards of the PCAOB and fees for services that only the Company’s independent auditor can reasonably provide.

Audit-Related Fees. These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services include accounting consultations, internal control reviews, audits in connection with acquisitions, attest services related to financial reporting that are not required by statute or regulation and required agreed-upon procedure engagements.

Tax Fees. Such services include tax compliance, tax advice and tax planning.

All Other Fees. These are fees for other permissible work that does not meet the above category descriptions. Such services include information technology and technical assistance provided to the Company. Generally, this category would include permitted corporate finance assistance, advisory services and licenses to technical accounting research software.

These accounting services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the core area of accounting work by Ernst & Young LLP, which is the audit of the Company’s consolidated financial statements.

Pre-Approval Policy for Audit and Non-Audit Services. In accordance with the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated to the Chairperson of the Audit Committee the authority to pre-approve up to $25,000 in audit and non-audit services. This authority may be exercised when the Audit Committee is not in session. Any decisions by the Chairperson of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. All services reported in the preceding fee-table for fiscal years 2011 and 2012 were pre-approved by the full Audit Committee, as required by then applicable law.

The Company is asking you to vote on the adoption of the following resolution:

RESOLVED: That the shareholders of the Company ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

The affirmative vote of a majority of the votes cast will be necessary to approve this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal. The shareholder vote on this proposal is advisory and nonbinding and serves only as a recommendation to the Board of Directors. If the shareholders do not ratify the appointment of Ernst & Young LLP by the affirmative vote of a majority of the votes cast at the meeting, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP.

MANAGEMENT RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Corporate Governance, Risk Oversight and Procedures for Shareholder Communications

Board of Directors. The Company’s Board of Directors has determined that all of the Company’s directors, except Mr. Knight, are “independent” within the meaning of the rules of the New York Stock Exchange (which the Company, although not listed on a national exchange, has adopted for purposes of determining such independence). In making this determination, the Board considered all relationships between the applicable director and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

The Board has adopted a categorical standard that a director is not independent (a) if he or she receives any personal financial benefit from, on account of or in connection with a relationship between the Company and the director (excluding directors fees and options); (b) if he or she is a partner, officer, employee or managing member of an entity that has a business or professional relationship with, and that receives compensation from, the Company; or (c) if he or she is a non-managing member or shareholder of such an entity and owns 10% or more of the membership interests or common stock of that entity. The Board may determine that a director with a business or other relationship that does not fit within the categorical standard described in the immediately preceding sentence is nonetheless independent, but in that event, the Board is required to disclose the basis for its determination in the Company’s then current annual proxy statement. In addition, the Board has voluntarily adopted, based on rules of the New York Stock Exchange, certain conditions that prevent a director from being considered independent while the condition lasts and then for three years thereafter.

Code of Ethics. The Board has adopted a Code of Business Conduct and Ethics for the Company’s officers, directors and employees, which is available at the Company’s web site at www.applereitseven.com. The purpose of the Code of Business Conduct and Ethics is to promote (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (b) full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and (c) compliance with all applicable rules and regulations that apply to the Company and its officers, directors and employees.

Risk Oversight. The Board believes that risk oversight is a key function of a Board of Directors. It administers its oversight responsibilities through its Audit Committee and Compensation Committee. All members of both committees are independent directors. The entire Board is kept abreast of and involved in the Company’s risk oversight process. It is through the approval of officers and compensation plans and management updates on property performance, industry performance, financing strategy, acquisition strategy and capital improvements, that the Board has input to manage the Company’s various risks. Additionally, through the Audit Committee, the Board reviews management’s and independent auditors’ reports on the Company’s internal controls and any associated potential risks of fraudulent activities. Risk oversight is also one of the factors considered by the Board in establishing its leadership structure. The Board believes that the current combined Chairman and Chief Executive Officer roles of Mr. Knight enhances its ability to engage in risk oversight because Mr. Knight’s insights from a management perspective into the material risks inherent in the Company’s business and his agenda setting role as Chairman allow him to ensure that the Board and the named committees give attention to these areas.

Shareholder Communications. Shareholders may send communications to the Board or its members. Any such shareholder communication should be directed to Ms. Kelly Clarke, Investor Services Department (as described in a preceding section of this proxy statement entitled “Company Information”). Such communications receive an initial evaluation to determine, based on the substance and nature of the communication, a suitable process for internal distribution, review and response or other appropriate treatment.

Consideration of Director Nominees

Director Qualifications

The Company believes the Board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. Each director also is expected to exhibit high standards of integrity, commitment and independence of thought and judgment; use his or her skills and experiences to provide independent oversight to the business of the Company; participate in a constructive and collegial manner; be willing to devote sufficient time to carrying out their duties and responsibilities effectively; devote the time and effort necessary to learn the business of the Company and the Board; and represent the long-term interests of all shareholders.

The Board has determined that the Board of Directors as a whole must have the right mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board believes it should be comprised of persons with skills in areas such as finance; real estate; banking; strategic planning; human resources; leadership of business organizations; and legal matters. Although it does not have a diversity policy, the Board believes it is desirable for the Board to be composed of individuals who represent a mix of viewpoints, experiences and backgrounds.

In addition to the targeted skill areas, the Board looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to the Board, including:

•	Strategy—knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and markets;

•	Leadership—skills in coaching and working with senior executives and the ability to assist the Chief Executive Officer;

•	Organizational Issues—understanding of strategy implementation, change management processes, group effectiveness and organizational design;

•	Relationships—understanding how to interact with investors, accountants, attorneys, management companies, analysts, and communities in which the Company operates;

•	Functional—understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and

•	Ethics—the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

Nomination Procedures. The Company has no nominating committee. All nominating functions are handled directly by the full Board of Directors, which the Board believes is the most effective and efficient approach based on the size of the Board and the current and anticipated operations and needs of the Company. As outlined above, in selecting a qualified nominee, the Board considers such factors as it deems appropriate, which may include: the current composition of the Board; the range of talents of the nominee that would best complement those already represented on the Board; the extent to which the nominee would diversify the Board; the nominee’s standards of integrity, commitment and independence of thought and judgment; and the need for specialized expertise. Applying these criteria, the Board considers candidates for Board membership suggested by its members, as well as management and shareholders. Shareholders of record may nominate directors in accordance with the Company’s bylaws which require, among other items, notice sent to the Company’s Secretary not less than 60 days prior to a shareholder meeting that will include the election of Board members. No nominations other than those made by the Board were received for the 2013 Annual Shareholder Meeting.

Committees of the Board

Summary. The Board of Directors has three standing committees, which are specified below and have the following functions:

•
Executive Committee. The Executive Committee has, to the extent permitted by law, all powers vested in the Board of Directors, except powers specifically withheld from the Committee under the Company’s bylaws or by law.

•
Audit Committee. The Audit Committee operates in accordance with a written charter that is available at the Company’s web site, www.applereitseven.com. The Audit Committee recommends to the Board of Directors, which annually ratifies, the level of distributions to shareholders and has the other functions and responsibilities set forth in its charter. A report by the Audit Committee appears in a following section of this proxy statement.

•
Compensation Committee. The Compensation Committee operates in accordance with a written charter that is available at the Company’s web site www.applereitseven.com and administers the Company’s stock option plans and oversees the compensation and reimbursement of directors and executive officers of the Company.

During 2012, the Board of Directors also had a Special Committee that was formed in 2011 to evaluate a proposed consolidation of the Company, Apple REIT Six, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. In May 2012, the Special Committee, comprised of only the Board’s non-management directors, recommended to the Board of Directors and the Board accepted the recommendation not to move forward with the consolidation transaction and the Special Committee was dissolved.

Board Leadership. As noted above, currently, the Chairman of the Board is also the Company’s Chief Executive Officer and the Board does not have a lead independent director. The Board has adopted this structure based on the significant industry experience of Mr. Knight, the effectiveness of having one person for both of these roles and the relatively limited complexity of the Company. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. With the Company focusing only on real estate ownership, very few strategic decisions are necessary without input from the entire Board. Therefore, any conflict that may arise with both the Chairman and Chief Executive Officer being the same person are mitigated.

Audit Committee Independence. The Board of Directors determined in 2012 that each current member of the Audit Committee (as shown in the following table) is “independent,” as defined in the listing standards of the New York Stock Exchange. To be considered independent, a member of the Audit Committee must not (other than in his or her capacity as a director or committee member, and subject to certain other limited exceptions) either (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary; or (b) be an affiliate of the Company or any subsidiary. The Audit Committee does not have a member who is a “financial expert” within the meaning of regulations issued by the Securities and Exchange Commission. The Company’s management believes that the combined experience and capabilities of the Audit Committee members are sufficient for the current and anticipated operations and needs of the Company. In this regard, the Board has determined that each Audit Committee member is “financially literate” and that at least one member has “accounting or related financial management expertise,” as all such terms are defined by the rules of the New York Stock Exchange.

Meetings and Membership. The Board held a total of 7 meetings during 2012 (including regularly scheduled and special meetings). The number of Board meetings increased significantly in 2011 and 2012 with the Independent Board members considering a potential consolidation transaction between the Company, Apple REIT Six, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. and due to the legal proceedings discussed in Item 3 of the Company’s Annual Report on Form 10-K. The following table shows both the membership of the Company’s committees during 2012 and the number of meetings held during 2012:

	Members of Committee	Number of Committee
Standing Committee	During 2012	Meetings During 2012
Executive	Glade M. Knight*	0
	Glenn W. Bunting
	Kent W. Colton
	Bruce H. Matson
Audit	Glenn W. Bunting*	5
	Kent W. Colton
	Lisa B. Kern**
Compensation	Glenn W. Bunting*	1
	Kent W. Colton
	Bruce H. Matson
Special	Kent W. Colton*	20
	Glenn W. Bunting
	Lisa B. Kern**
	Bruce H. Matson

*	Indicates Chairperson.

**	Resigned from the Board effective February 11, 2013 due to a new employment position. Bruce Matson was appointed to fill her position on the Audit Committee.

Attendance and Related Information. It is the policy of the Company that directors should attend each annual meeting of shareholders. All of the directors attended the 2012 annual meeting of shareholders. The Company also expects directors to attend each regularly scheduled and special meeting of the Board, but recognizes that, from time to time, other commitments may preclude full attendance. In 2012, each director attended at least 75% of the total number of those meetings of the Board of Directors that were held during the period in which he or she was a director. In addition, each director who served on a committee of the Board attended at least 75% of the total number of those meetings that were held by each applicable committee during the period of such service.

Compensation of Directors

The director’s compensation is reviewed and approved annually by the Board of Directors. During 2012, the directors of the Company were compensated as follows:

All Directors in 2012. All directors were reimbursed by the Company for travel and other out-of-pocket expenses incurred by them to attend meetings of the directors or a committee and in conducting the business of the Company.

Independent Directors in 2012. The independent directors (classified by the Company as all directors other than Mr. Knight) received annual directors’ fees of $15,000, plus $1,000 for each meeting of the Board attended, $1,000 for each committee meeting attended and $1,500 for each special meeting attended in regards to the Company’s consideration of a potential consolidation. Additionally, the Chair of the Audit Committee received an additional fee of $2,500 in 2012 and the Chair of the Compensation Committee received an additional fee of $1,500 in 2012. Under the Company’s Non-Employee Directors Stock Option Plan, each non-employee director received options to purchase 18,168 Units, exercisable at $11 per Unit.

Director Summary Compensation

		Fees	Option
Director	Year	Earned	Awards(1)	Total
Glenn W. Bunting	2012	$61,000	$23,686	$84,686
Kent W. Colton	2012	58,000	23,686	81,686
Lisa B. Kern (2)	2012	48,500	23,686	72,186
Bruce H. Matson	2012	51,500	23,686	75,186
Glade M. Knight	2012	—	—	—

(1)	The amounts in this column reflect the grant date fair value determined in accordance with FASB ASC Topic 718.

(2)	Resigned from the Board effective February 11, 2013, due to a new employment position.

Executive Officers

In 2012, the Company’s executive officers were Glade M. Knight, who served as Chief Executive Officer, David S. McKenney, who served as President of Capital Markets, Justin G. Knight (Glade M. Knight’s son), who served as President, Kristian M. Gathright, who served as Executive Vice President and Chief Operating Officer, Bryan Peery, who served as Executive Vice President and Chief Financial Officer and David P. Buckley, who served as Executive Vice President and Chief Legal Counsel. Each executive officer is appointed annually by the Board of Directors at its meeting prior to the annual meeting of shareholders.

David Buckley. Mr. Buckley, 45, currently serves as Executive Vice President and Chief Legal Counsel for the Company and has been with the Company since its inception. In addition, Mr. Buckley serves as Executive Vice President and Chief Legal Counsel for Apple REIT Six, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc., each of which is a real estate investment trust. Mr. Buckley served as Senior Vice President and General Counsel for Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc., each of which were real estate investment trusts. Apple Hospitality Two, Inc. was sold to an affiliate of ING Clarion in May of 2007 and Apple Hospitality Five, Inc. was sold to Inland American Real Estate Trust, Inc. in October of 2007. Prior to his service with these companies, from 1999-2005, Mr. Buckley served as an Associate, specializing in commercial real estate, with McGuireWoods LLP, a full-service law firm headquartered in Richmond, Virginia. Mr. Buckley holds a Juris Doctor degree Cum Laude from the University of Richmond, Richmond, Virginia, a Master of Urban and Regional Planning degree from Virginia Commonwealth University, Richmond, Virginia and a Bachelor of Science degree in Industrial Technology from the University of Massachusetts Lowell, Lowell, Massachusetts. Mr. Buckley is a member of the Virginia State Bar and the Richmond Bar Association.

Kristian Gathright. Mrs. Gathright, 40, currently serves as Executive Vice President and Chief Operating Officer for the Company and has been with the Company since its inception. In addition, Mrs. Gathright serves as Executive Vice President and Chief Operating Officer for Apple REIT Six, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc., each of which is a real estate investment trust. Mrs. Gathright served as Chief Operating Officer and Senior Vice President of Operations for Apple Hospitality Two, Inc. from its inception until it was sold to an affiliate of ING Clarion in May of 2007. Mrs. Gathright also served as Senior Vice President of Operations for Apple Hospitality Five, Inc. from its inception until it was sold to Inland American Real Estate Trust, Inc. in October of 2007. Prior to managing these companies, Mrs. Gathright served as Assistant Vice President and Investor Relations Manager for Cornerstone Realty Income Trust, a REIT which owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. From 1996 to 1998, she was an Asset Manager and Regional Controller of the Northern Region Operations for United Dominion Realty Trust, Inc., a real estate investment trust. From 1994 to 1996, she served as a Senior Staff Accountant at Ernst & Young LLP. Mrs. Gathright currently serves as President of the Courtyard Franchise Advisory Council

and serves on the Homewood Suites Owners Advisory Council. Mrs. Gathright holds a Bachelor of Science degree, Graduate with Distinction, in Accounting from the McIntire School of Commerce at University of Virginia, Charlottesville, Virginia. Mrs. Gathright passed the Virginia CPA Exam in 1994.

Justin Knight. Mr. Knight, 39, currently serves as President of the Company. He has been with the Company since its inception. Mr. Knight also serves as President of Apple REIT Six, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc., each of which is a real estate investment trust. In addition, Mr. Knight served as President of Apple Hospitality Two, Inc. until it was sold to an affiliate of ING Clarion in May of 2007 and President of Apple Hospitality Five, Inc. until it was sold to Inland American Real Estate Trust, Inc. in October of 2007. Mr. Knight joined the companies in 2000. From 1999 to 2000, Mr. Knight served as Senior Account Manager for iAccess.com, LLP, a multi-media training company. From 1997 to 1998, he served as President and Web Design Consultant of a Web development firm—Cornerstone Communications, LLC. From 1996 to 1998, Mr. Knight served as Senior Asset Manager and Director of Quality Control for Cornerstone Realty Income Trust, a REIT that owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. Mr. Knight serves on the Board of Trustees for Southern Virginia University (SVU) in Buena Vista, Virginia. Mr. Knight also serves on the Marriott Owners Advisory Council, the Hilton Garden Inn Advisory Council and the Residence Inn Association Board. Mr. Knight holds a Master of Business Administration degree with an emphasis in Corporate Strategy and Finance from the Marriott School at Brigham Young University, Provo, Utah. He also holds a Bachelor of Arts degree, Cum Laude, in Political Science from Brigham Young University, Provo, Utah.

David McKenney. Mr. McKenney, 50, has served as President of Capital Markets for the Company since its inception. He also serves as President of Capital Markets for Apple REIT Six, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc., each of which is a real estate investment trust. Mr. McKenney served in the same capacity for Apple Hospitality Two, Inc. until its sale to an affiliate of ING Clarion in May of 2007 and Apple Hospitality Five, Inc. until it was sold to Inland American Real Estate Trust, Inc. in October of 2007. Both of the companies were real estate investment trusts. From 1994 to 2001, Mr. McKenney served as Senior Vice President and Treasurer of Cornerstone Realty Income Trust, Inc., a REIT that owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. From 1992 to 1994, Mr. McKenney served as Chief Financial Officer for The Henry A. Long Company, a regional development firm located in Washington, D.C. From 1988 to 1992, Mr. McKenney served as a Controller at Bozzuto & Associates, a regional developer of apartments and condominiums in the Washington, D.C. area. Mr. McKenney also has five years of experience with Arthur Andersen & Co. Mr. McKenney is a Certified Public Accountant, holds a Virginia Real Estate Sales License and is a member of the National Association of Real Estate Investment Trusts (NAREIT). Mr. McKenney holds Bachelor of Science degrees in Accounting and Management Information Systems from James Madison University, Harrisonburg, Virginia.

Bryan Peery. Mr. Peery, 48, currently serves as Executive Vice President and Chief Financial Officer for the Company and has been with the Company since its inception. He also serves as Executive Vice President and Chief Financial Officer for Apple REIT Six, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc., each of which is a real estate investment trust. Mr. Peery served as Senior Vice President, Chief Financial Officer and Treasurer for Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc. Apple Hospitality Two was sold to an affiliate of ING Clarion in May of 2007 and Apple Hospitality Five was sold to Inland American Real Estate Trust, Inc. in October of 2007. Prior to his service with these companies, Mr. Peery served as President (2000-2003), Vice President-Finance (1998-2000) and Controller (1997-1998), of This End Up Furniture Company. Mr. Peery was with Owens & Minor, Inc. from 1991 until 1997, where he last served as Director and Assistant Controller-Financial Reporting. Mr. Peery’s experience also includes five years of service with KPMG LLP. Mr. Peery holds a Bachelor of Business Administration degree in Accounting from the College of William and Mary, Williamsburg, Virginia. Mr. Peery is a Certified Public Accountant.

Stock Option Grants in Last Fiscal Year

In 2006, the Company adopted a Non-Employee Directors Stock Option Plan (the “Directors Plan”) and an Incentive Stock Option Plan (the “Incentive Plan”). The Directors Plan provides for automatic grants of options to acquire Units. The Directors Plan applies to directors of the Company who are not employees or executive officers of the Company. The Incentive Plan permits grants of awards that may consist of restricted Units or options to acquire Units. Such awards under the Incentive Plan may be granted to certain employees (including officers and directors) of the Company, Apple Seven Advisors, Inc. or Apple Suites Realty Group, Inc.

Since adoption of the Directors Plan and the Incentive Plan, none of the participants have exercised any of their options to acquire Units. No awards have been granted under the Incentive Plan since inception of the plan. The following table shows the options to acquire Units that were granted under the Directors Plan in 2012:

Option Grants in Last Fiscal Year

Name(1)	Number of Units Underlying Options Granted in 2012(2)
Glade M. Knight	0
Glenn W. Bunting	18,168
Kent W. Colton	18,168
Lisa B. Kern(3)	18,168
Bruce H. Matson	18,168

(1)	Glade M. Knight is eligible only under the Incentive Plan. All other listed individuals participate in the Directors Plan.

(2)	Options granted in 2012 are exercisable for ten years from the date of grant at an exercise price of $11 per Unit.

(3)	Resigned from the Board effective February 11, 2013 due to a new employment position.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of three directors. All three directors are independent directors as defined under “Committees of the Board.” The Audit Committee operates under a written charter that was adopted by the Board of Directors on February 8, 2007, and is annually reassessed and updated, as needed, in accordance with applicable rules of the Securities and Exchange Commission. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its oversight duties, the Committee reviewed and discussed the audited financial statements for the fiscal year 2012 with management and the Company’s independent auditors, Ernst & Young LLP, including the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young LLP’s report on the effectiveness of the Company’s internal control over financial reporting. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee also has discussed with the independent auditors the matters required to be discussed pursuant to Public Company Accounting Oversight Board (PCAOB) AU 380, “Communication with Audit Committees.” Additionally, the Audit Committee has received the written disclosures and letter from the independent auditors required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence and has discussed with the independent auditors, the independent auditors’ independence. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by the independent auditors is compatible with maintaining the auditors’ independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The members of the Audit Committee are not experts in accounting or auditing and rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles.

April 9, 2013	Glenn W. Bunting, Chairperson
Kent W. Colton
Bruce H. Matson

Certain Relationships and Agreements

The Company has significant transactions with related parties. These transactions may not have arms-length terms, and the results of the Company’s operations might be different if these transactions had been conducted with unrelated parties. The Company’s independent members of the Board of Directors oversee and annually review the Company’s related party relationships (which include the relationships discussed in this section) and are required to approve any significant modifications to these contracts, as well as any new significant related party transactions. There were no changes to the contracts discussed in this section and no new significant related party transactions during 2012. The Board of Directors is not required to approve each individual transaction that falls under a related party relationship, however under the direction of the Board of Directors, at least one member of the Company’s senior management team approves each related party transaction.

Apple Fund Management, LLC, (“AFM”) a subsidiary of Apple REIT Six, Inc., was formed to provide employee personnel, including the executive officers of the Company, for a number of related parties. AFM was created to be a cost sharing entity only with no intent or expectation of profit. All of the costs of AFM are allocated to and reimbursed by the entities that utilize its resources. The entities that utilize the resources of AFM are: the Company, Apple REIT Six, Inc., (“A6”), Apple Six Advisors, Inc. (“A6A”), Apple Six Realty Group, Inc. (“A6RG”), Apple Suites Realty Group, Inc. (“ASRG”), Apple Seven Advisors, Inc. (“A7A”), Apple REIT Eight, Inc. (“A8”), Apple Eight Advisors, Inc. (“A8A”), Apple REIT Nine, Inc. (“A9”), Apple Nine Advisors, Inc. (“A9A”), Apple REIT Ten, Inc. (“A10”) and Apple Ten Advisors, Inc. (“A10A”). AFM receives its direction for staffing and compensation from the advisory companies (A6A, A7A, A8A, A9A, A10A, ASRG and A6RG, collectively “advisors”), each of which is wholly owned by Glade M. Knight. Although there is a potential conflict on time allocation of personnel due to the fact that a senior manager, officer or staff member will provide services to more than one company, the Company believes that the executives and staff compensation sharing arrangement allows the companies to share costs yet attract and retain superior executives and staff. The cost sharing structure also allows each entity to maintain a much more cost effective structure than having separate staffing arrangements. Amounts reimbursed to AFM include both compensation for personnel and “overhead” (office rent, utilities, benefits, office supplies, etc.) utilized by the companies. Since the employees of AFM may also perform services for the advisors, individuals, including executive officers, have received and may receive consideration directly from the advisors as part of the advisors’ operating costs. The Company’s as well as the other REIT’s Compensation Committees annually review the staffing and compensation of AFM and the overall allocation to the specific REIT’s and advisors for reasonableness. As part of this arrangement, the day to day transactions may result in amounts due to or from the related parties. To effectively manage cash disbursements, the individual companies may make payments for any or all of the related companies. The amounts due to or from the related companies are reimbursed or collected and are not significant in amount.

The Company has contracted with ASRG to provide brokerage services for the acquisition and disposition of real estate assets. In accordance with the contract, ASRG is paid a fee equal to 2%

of the gross purchase or sales price (as applicable) of any acquisitions or dispositions of real estate investments, subject to certain conditions. There were no payments or amounts earned by ASRG for services under the terms of this contract in 2012. Total payments since 2006 to ASRG have been approximately $18.0 million.

The Company also has contracted with A7A to advise the Company and provide day-to-day management services and due-diligence services on acquisitions. As discussed above, A7A utilizes personnel, including executive management, of AFM to provide the day-to-day management and due diligence services. In accordance with the contract, the Company pays A7A a fee equal to 0.1% to 0.25% of the total equity contributions to the Company, in addition to certain reimbursable expenses. The aggregate amount incurred under this agreement by the Company to A7A in 2012 was approximately $3.3 million. This amount includes a fee of $1.5 million due to A7A and costs of $1.8 million reimbursed (or paid directly to AFM on behalf of A7A) by A7A to AFM. At December 31, 2012, $0.5 million of the 2012 fee had not been paid to A7A.

The amount allocated to the Company is based on the estimated proportionate use of the staff and overhead of AFM by the Company, acting on behalf of the Company. The staffing of AFM is based on the needs of all companies participating in the allocation and will increase or decrease according to the needs of the participating companies. The amounts allocated to the Company are at least annually reviewed by the Company’s Compensation Committee for reasonableness. If the allocated costs were greater than what they would be if the Company did not share its administrative staff, or if the advisor did not otherwise perform under the terms of the advisory agreement, the Company could terminate the advisory agreement and thus would no longer have a fee payable to A7A or reimbursable costs to AFM. However, if the agreement is terminated, the Company would have to hire and maintain its own administrative structure, including personnel, office space, systems and other overhead.

Separate and apart from the cost allocation and reimbursement arrangements described above, during 2012, certain consideration was provided by A7A to certain executive officers of the Company. This consideration is not a cost of the Company. This consideration is provided pursuant to an agreement entered into by the applicable executive officers and A7A. Under this agreement, the following individuals have received and may continue to receive (or in the case of Glade M. Knight, retain) consideration which is calculated based on a percentage of the advisory fees paid to A7A, as follows; Glade M. Knight (52%); David McKenney (16%); Justin Knight (16%) and Kristian Gathright (16%). The amount allocated from the advisory fee to each of these individuals is included in the “All Other Compensation” column of the Summary Compensation Table.

The Company has a 26% equity investment in Apple Air Holding, LLC (“Apple Air”). The other members of Apple Air are Apple REIT Six, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. Through its equity investment the Company has access to Apple Air’s aircraft for asset management and renovation purposes. The Company’s equity investment in Apple Air was approximately $1.7 million at December 31, 2012. The Company has recorded its share of income or losses of the entity under the equity method of accounting and adjusted its investment in Apple Air accordingly. For the year ended December 31, 2012, the Company recorded a loss of approximately $0.2 million, which primarily relates to the depreciation of the aircraft.

In November 2012, A6 entered into a Merger Agreement with a potential buyer that is not affiliated with any of the Apple REIT Entities or Advisors. As part of this merger, A6 has entered into an assignment and transfer agreement with A9A for the transfer of A6’s interest in AFM. It has also entered into a transfer agreement with A9 for the transfer of the Apple Entities’ and Advisors’ corporate headquarters. If these transfers occur, there will be no impact to the cost sharing process described above other than no costs will be allocated to A6 and A6A, thus increasing the remaining companies’ share of the costs.

The Company has incurred legal fees associated with the Legal Proceedings discussed in its Annual Report on Form 10-K. The Company also incurs other professional fees such as accounting, auditing and reporting. These fees are included in general and administrative expense in the Company’s consolidated statements of operations. To be cost effective, the services received by the Company are shared as applicable across the Apple REIT Entities. The professionals cannot always specifically identify their fees for one company; therefore, management allocates these costs across the companies that benefit from the services. The total costs for the legal matters discussed in its

Annual Report on Form 10-K for all of the Apple REIT Entities was approximately $7.3 million in 2012, of which $1.6 million was allocated to the Company.

Nelson G. Knight (Glade M. Knight’s son and Justin G. Knight’s brother) is an employee of AFM and the portion of his annual salary allocable to the Company is less than $120,000.

Compensation Discussion and Analysis

General Philosophy

AFM’s executive compensation philosophy is to attract, motivate and retain a superior management team. AFM’s compensation program rewards each senior manager for their contributions to the various companies. In addition, AFM uses annual incentive benefits that are designed to be competitive with comparable employers and to align management’s incentives with the interests of the Company and its shareholders.

With the exception of the Company’s Chief Executive Officer, the Company’s senior management is compensated through a mix of base salary and bonus designed to be competitive with comparable employers. The Company has not utilized stock based awards or long-term compensation for senior management. AFM and the Company believe that a simplistic approach to compensation better matches the objectives of all stakeholders. As discussed above each member of the senior management team performs similar functions for A6, A8, A9, A10, and the advisors. As a result, each senior manager’s total compensation paid by the Company is proportionate to the estimated amount of time devoted to activities associated with the Company. The Chief Executive Officer is Chairman of the Board of Directors, Chief Executive Officer and sole shareholder of the advisors, each of which has various agreements with the Company and A6, A8, A9 and A10. During 2012, the advisors received fees of approximately $12.9 million from A6, A7, A8, A9 and A10. The Compensation Committee of the Board of Directors and AFM considers these agreements when developing the Chief Executive Officer’s compensation. As a result, the Company’s Chief Executive Officer has historically been compensated a minimal amount by AFM and thus the allocated share to the Company has been minimal. Annually, the advisors develop the compensation targets of senior management (as well as goals and objectives) with input from other members of senior management and review these items with the Compensation Committee of the Board of Directors. Also, in 2012, the Compensation Committee considered the shareholder support for the “say-on-pay” proposal received at the 2012 annual meeting of shareholders. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and feedback in the future.

The compensation of the executive officers is allocated to the participating companies as discussed above. The Company’s Compensation Committee reviews at least annually the total compensation of the executive officers and the Company’s proportionate share. The executive officer’s total compensation is partially based on the performance of each company included in the allocation using FFO as a guide.

Base and Incentive Salaries

The process of establishing each senior manager’s compensation involves establishing an overall targeted amount based on the senior manager’s overall responsibilities and allocating that total between base and incentive compensation. The overall target is developed using comparisons to compensation paid by other public hospitality REITs, and consideration of each individual’s experience in their position and the industry, the risks and deterrents associated with their position and the anticipated difficulty to replace the individual. It is the advisors intention to set this overall target sufficiently high to attract and retain a strong and motivated leadership team, but not so high that it creates a negative perception with the Company’s other stakeholders. Once the overall target is established, approximately 75% of that number is allocated to base salary and the remaining 25% is allocated to incentive compensation. The incentive compensation is then allocated 50% to the overall performance of each participating entity (typically Funds From Operations (FFO) targets based on the companies’ current annual budget) and 50% to each individual’s subjective performance objectives. The base compensation and incentive compensation has been allocated through the allocation discussed above which is based on the overall estimated time and use of the personnel and not based on specific performance of an individual or individual entity.

Perquisites and Other Benefits

Senior management may participate in AFM’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life and disability insurance and 401K plan. As noted in the Summary Compensation Table below, the Company provides limited perquisites to its senior managers.

Consideration Provided by A7A

As discussed above under Certain Relationships and Agreements, separate and apart from the compensation allocation arrangements described above, certain consideration is provided by A7A to certain executive officers of the Company. This consideration does not necessarily relate to any work done for the Company and, unlike the salary, bonus and benefit plan compensation described above, is not a cost of the Company that is reimbursed under the advisory contract. The amount allocated from the advisory fee to each of these individuals is included in the “All Other Compensation” column of the Summary Compensation Table below. The Company would like to emphasize to the reader that these amounts are not to be added to the amount of the advisory fee and the compensation costs reimbursed to AFM on behalf of A7A when considering the total outflows of cash from the Company to A7A and to the executive officers. Doing so would result in duplication of these amounts. Instead, these amounts are paid directly by A7A, which is wholly-owned by Glade Knight, and are not in addition to the advisory fee paid to A7A.

Summary Compensation Table

Name	Position	Year	Salary(1)	Bonus(1)	All Other Compensation(2)	Total(3)
Glade Knight	Chief Executive Officer	2012	$10,000	$115	$782,917	$793,032
		2011	10,000	157	527,089	537,246
		2010	12,500	203	534,039	546,742

Bryan Peery	Executive Vice President,	2012	51,000	12,839	4,370	68,209
	Chief Financial Officer	2011	51,000	12,875	5,769	69,644
		2010	50,000	10,147	6,292	66,439

Justin Knight	President	2012	69,300	14,965	246,380	330,645
		2011	69,300	10,046	167,563	246,909
		2010	86,625	12,558	171,400	270,583

David McKenney	President, Capital Markets	2012	69,300	14,953	246,380	330,633
		2011	69,300	10,046	167,563	246,909
		2010	86,625	12,558	171,788	270,971

Kristian Gathright	Executive Vice President,	2012	60,000	15,109	246,075	321,184
	Chief Operating Officer	2011	60,000	10,147	167,692	237,839
		2010	52,084	12,684	170,740	235,508

(1)
The amounts in the Salary and Bonus columns, and a portion of the amounts in the All Other Compensation column represent Apple REIT Seven’s allocated share of each officer’s total compensation from AFM.

(2)
Includes the portion of the health insurance, life and disability insurance, parking and 401K match paid by the Company. Also includes consideration provided pursuant to an agreement entered into by certain executive officers and A7A and discussed under Certain Relationships and Agreements. Under this agreement, the following individuals have received (or in the case of Glade M. Knight, who is the owner of A7A, retained) consideration which is calculated based on a percentage of the advisory fees paid to A7A, as follows: Glade M. Knight (52%); David McKenney (16%); Justin Knight (16%) and Kristian Gathright (16%). The Company would like to emphasize to the reader that these amounts are not to be added to the amount of the advisory fee and the compensation costs reimbursed to AFM on behalf of A7A when considering the total outflows of cash from the Company to A7A and to the executive officers. Doing so would result in duplication of these amounts. Instead, the amounts set forth below are paid directly by A7A, which is wholly-owned by Glade Knight, and are not in addition to the advisory fee paid to A7A. The amounts included in this column that represent consideration to an officer from A7A were:

	2012	2011	2010
Glade Knight	$779,785	$522,938	$529,688
Bryan Peery	—	—	—
Justin Knight	239,934	160,904	162,981
David McKenney	239,934	160,904	162,981
Kristian Gathright	239,934	160,904	162,981

(3)
As discussed on pages 13 - 16, represents Apple REIT Seven’s allocated share of each officer’s total compensation from AFM, plus the consideration provided by A7A to the officer as discussed in Note 2 above.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:
Glenn W. Bunting, Chairman
Bruce H. Matson
Kent W. Colton

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares, have filed reports with the Securities and Exchange Commission with respect to their initial ownership of Common Shares and any subsequent changes in that ownership. The Company believes that during 2012 each of its officers and directors complied with any applicable filing requirements.

In making this statement, the Company has relied solely on written representations of its directors and executive officers and copies of reports that they have filed with the Securities and Exchange Commission. In 2012 and 2013 through the Record Date, no person held more than 10% of the outstanding Common Shares.

Other Matters for the 2013 Annual Meeting of Shareholders

Management knows of no matters, other than those stated above, that are likely to be brought before the Annual Meeting. However, if any matters that are not currently known come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the Common Shares represented by such proxy on such matters in accordance with their best judgment.

Matters to be Presented at the 2014 Annual Meeting of Shareholders

Any qualified shareholder who wishes to make a proposal to be acted upon next year at the 2014 Annual Meeting of Shareholders must submit such proposal for inclusion in the Proxy Statement and Proxy Card to the Company at its principal office in Richmond, Virginia, by no later than December 10, 2013.

In addition, the Company’s bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Secretary of the Company (i) on or after February 1st and before March 1st of the year in which the meeting will be held, or (ii) not less than 60 days before the date of the meeting if the date of such meeting is earlier than May 1 or later than May 31 in such year. The notice must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, assuming the Company’s 2014 Annual Meeting is held in May 2014, to be presented at such Annual Meeting, a shareholder proposal must be received by the Company on or after February 1, 2014 but no later than February 28, 2014.

By Order of the Board of Directors

David Buckley
Secretary

April 9, 2013

THE COMPANY DEPENDS UPON ALL SHAREHOLDERS PROMPTLY SIGNING AND RETURNING THE ENCLOSED PROXY CARD TO AVOID COSTLY SOLICITATION. YOU CAN SAVE THE COMPANY CONSIDERABLE EXPENSE BY SIGNING AND RETURNING YOUR PROXY CARD IMMEDIATELY.

PROXY Apple REIT Seven, Inc. 814 East Main Street Richmond, VA 23219
THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT

The undersigned hereby appoints David McKenney, Bryan Peery and David Buckley as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all common shares of Apple REIT Seven, Inc. held by the undersigned on March 22, 2013, at the Annual Meeting of Shareholders at the Marriott in downtown Richmond, Virginia located at 500 East Broad Street, Richmond, Virginia 23219, on Thursday, May 16, 2013 at 11:00 a.m., eastern daylight time, or any adjournment thereof. If the director nominee specified below ceases to be available for election as a director, discretionary authority may be exercised by each of the Proxies named herein to vote for a substitute.

Management recommends a vote of “FOR” the nominee listed in proposal one, “FOR” proposal two, and “FOR” proposal three.

1.	ELECTION OF DIRECTOR

	☐ FOR Glenn W. Bunting	☐ WITHHOLD AUTHORITY to vote for Glenn W. Bunting

2.	APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION

☐ For ☐ Against ☐ Abstain

3.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

☐ For ☐ Against ☐ Abstain

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEE IN PROPOSAL ONE, FOR PROPOSAL TWO AND FOR PROPOSAL THREE AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

IN ADDITION TO THE ENCLOSED, THE COMPANY’S PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS AND THE ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2012, ARE AVAILABLE AT HTTP://MATERIALS.PROXYVOTE.COM/037851.

(Continued on reverse side)

Please indicate whether you plan to attend the Annual Meeting in person:     ☐   Yes           ☐   No

Please print exact name(s) in which shares are registered, and sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or other entity, please sign in partnership or other entity name by authorized person.

Dated: , 2013
Printed Name

Signature

Signature if held jointly

Please mark, sign, date and return the Proxy
Card promptly using the enclosed envelope.	Title of Signing Person (if applicable)